EXHIBIT 99.3
SUMARY OF COMPENSATION TERMS — PETER J. BONI

Base Salary	$600,000 per year

Bonus Plan Starting	$600,000 target bonus based on achievement of annual Management Incentive Plan
in Fiscal Year 2006	objectives and Board review of Mr. Boni’s performance.

Sign-On Bonus	$250,000 payable on Mr. Boni’s employment commencement date; 100% (net of standard deductions) is to be used by Mr. Boni to purchase Registrant’s stock in orderly open market purchases in accordance with Registrant’s insider trading procedures.

Partial Year 2005	Fiscal Year 2005 bonus guaranteed at the pro rata portion of target based upon start
Bonus Arrangement	date, payable on Mr. Boni’s employment commencement date; 100% (net of standard deductions) is to be used by Mr. Boni to purchase Registrant’s stock in orderly open market purchases in accordance with Registrant’s insider trading procedures.

Equity Incentives	1.	Option to purchase 1,000,000 shares of common stock at an exercise price equal to the average of the high and low prices of a share of Registrant’s common stock on Mr.
Boni’s employment commencement date; option will vest 25% on the first anniversary and in 36 equal monthly installments thereafter and will have an eight-year term.

	2.	Option to purchase 3,000,000 shares of common stock at an exercise price equal to the average of the high and low prices of a share of Registrant’s common stock on Mr.
Boni’s employment commencement date; option will vest incrementally based upon sustained improvement in the Registrant’s market capitalization (as defined in the option agreement) as set forth below,with pro rata vesting between the defined bands being tested as of the last day of each six-month period during the term of the option:

Achievement of Sustained
Percentage Vesting	Improvement in Market Capitalization
First 10%	$100 million incremental over base
Next 20%	additional $150 million incremental
Next 30%	additional $200 million incremental
Final 40%	additional $250 million incremental

Mr. Boni’s option grants are intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company
Manual.

Fringe Benefits	Participation in the Registrant’s executive-level benefit programs, including health, dental, and vision plans; life and disability insurance; deferred compensation plan;
car allowance and annual expense allowance.

Relocation Expenses	Reimbursement of reasonable and customary relocation expenses and reasonable temporary housing up to an aggregate amount of $200,000, or such additional reasonable and customary amounts as may be approved by the Registrant’s Compensation Committee.

If Mr. Boni voluntary resigns or is terminated for cause, he will repay to Registrant all reimbursed relocation expenses based on the following schedule:

Within the first 6 months — 100%
Between 6 and 12 months — 50%
After 12 months — 0%

Severance	1.	If (a) Mr. Boni’s employment is terminated by Registrant without cause or (b) if
Mr. Boni resigns with good reason, Mr. Boni will receive a lump sum payment equal to
12 months of his then current base salary and the greater of (i) his target bonus (not less than 100% of current base salary) for the year of termination or (ii) the average of his actual bonuses received for the last three completed fiscal years; or

	2.	If, within six months prior to or 12 months following a change in control, (a) Mr.
Boni’s employment is terminated without cause or (b) Mr. Boni resigns with good reason based on material diminution/change in duties, Mr. Boni will receive a lump sum payment equal to three times his then current base salary and three times the greater of (i) his target bonus (not less than 100% of current base salary) for the year of termination or (ii) the average of his actual bonuses received for the last three completed fiscal years.

Upon separation of employment:

	—	for cause: all vested and unvested options will expire in accordance with the terms of the option agreement.

	—	without cause or by Mr. Boni for good reason (other than following a change in control): all unvested options will be forfeited; all vested options will remain exercisable for a term to match the severance payment period.

Upon a change in control, vesting of all options will accelerate. If Mr. Boni’s employment is terminated in connection with such change in control as set forth above, all vested options will remain exercisable for a term to match his severance payment period.

The severance benefits described above are conditioned upon Mr. Boni’s delivery of a customary release to the Registrant.